September 7, 1999

Mr. Per-Olof Wallstrom
Dr. Bengt Agerup
Q-Med AB
Seminariegatan 21
SE-752 28 Uppsala
Sweden

Gentlemen:

            This is an amended and restated agreement in principle, pursuant to which Q-Med AB, a Swedish company with offices in Uppsala, Sweden ("Q-Med"), or a wholly-owned subsidiary thereof, may acquire a 50% interest in the capital stock of Ixion Biotechnology, Inc., a Delaware corporation with offices in Alachua, Florida ("Ixion"), for consideration including the purchase of newly-issued common stock of Ixion, the execution of a royalty free license to Q-Med's non-animal stabilized hyaluronic acid ("NASHA") technology in the field of islet cell encapsulation, and certain other consideration. This amended and restated Agreement replaces, in its entirety, all prior agreements between Q-Med and Ixion, including the agreement executed on April 16, 1999.

            1. Ixion shall issue to Q-Med an option to acquire shares of newly-issued common stock of Ixion. Terms of the option shall include the following:
                a) the exercise of the option shall be at the sole discretion of Q-Med;

                b) the number of shares to be acquired shall be (i)
                   2,700,000 shares, or (ii) a number of shares such that, following the exercise of the option, Q-Med shall own not less than 50% (on a fully-diluted basis) of Ixion's common equity, whichever Q-Med shall elect;

                c) the option, if exercised, will be exercised for all, but not less than all, of the number of shares set forth in section 1(b)(i) or 1(b)(ii) above;

                d) the option will expire (i) upon termination of this
                   Agreement or (ii) July 1, 2000, whichever is earlier; e) the cash exercise price will be $2.00 per share;

                f) on the option exercise date, Q-Med shall pay an amount equal to 50% of the aggregate cash purchase price for the total shares to be purchased;

                g) on the first anniversary of the option exercise date, Q-Med shall pay an amount equal to the remainder of the aggregate cash purchase price for the shares to be purchased;

                f) the option shall be subject to Florida law; and

                i) the form of option, which shall be drafted by counsel for
                   Ixion, will contain customary anti-dilution provisions, customary representations and warranties, and such other terms as are reasonable and customary.

            2. Prior to the option exercise date, Q-Med shall purchase Ixion common stock as follows:

                (a) 150,000 shares for $300,000 on April 16, 1999;

                (b) 37,500 shares for $75,000 on August 15, 1999; and

                (c) 37,500 shares at $2.00 per share on the 15th of each month thereafter, through the option exercise date or the exercistermination date of this Agreement. Upon request by Ixion, Q-Med shall advance up to one month's purchase.

            3. The funds received by Ixion pursuant to section 2 above shall be expended on operating and interest expenses, including reasonable support for Ixion's diabetes program, and shall not be used to retire debt or equity or for any other material transaction not in the ordinary course of business. Ixion will furnish Q-Med monthly unaudited balance sheet, income statement, and cash flow statement promptly following the close of each month, and such other financial or other information as Q-Med shall reasonably request.

            4. In connection with this Agreement, Ixion has delivered a statement (attached hereto as Attachment A) of milestones and specific goals, together with a supporting budget, for its diabetes division for the 12-month period commencing with the date of this Agreement. Such milestones and goals are subject to the review and approval of Q-Med. The work pursuant to Attachment A shall be subject to the oversight of a Project Committee, the members of which shall be Dr. Bengt Agerup and Dr. Ammon B. Peck (or such other persons as the parties shall designate). The Project Committee shall meet at least quarterly, or on such other schedule as Q-Med shall determine.

            5.  This Agreement may be terminated as follows :

                (a) by Q-Med upon 90 days' prior written notice; or

                (b) by either party, if the option is not exercised and the option period is not extended, on July 1, 2000.

            6. The Agreement set forth in this letter shall be a binding agreement between us, subject to the approval by the boards of directors of the parties to be granted not later than 30 September 1999.

            7. The parties shall promptly negotiate and execute a royalty-free, exclusive, world-wide license for Ixion to use NASHA-gel, produced by Q-Med, as an encapsulation material for Ixion islets. Such license shall be drafted by counsel for Q-Med. In the event that the option is not exercised, nor the option period extended, the parties agree to renegotiate the terms of such license to provide for reasonable future royalty payments to Q-Med.

            8. Upon the exercise of the option, Ixion and Q-Med will make the following offer to holders of Ixion's unsecured convertible debentures:

               (a) All holders will be given 60 days from the option exercise date to elect to convert their debentures into Ixion shares at the price of $2.00 per share;

               (b) Q-Med will offer to redeem, at the maturity date, from all holders electing not to convert at such date, all unsecured debt at a price equal to par, plus, in the case of variable rate unsecured debt only, an amount equal to accrued interest at 10% for the life of the debenture.

            9. The parties agree to consult with each other regarding any press releases or other public disclosures related to this Agreement or the transactions contemplated hereby. Q-Med understands that the U.S. federal securities laws will apply to disclosures required to be made by Ixion.

            10. Where notice is called for under this Agreement, it shall be given, by email (confirmed by mail), by fax (confirmed by mail), or by placing the notice in the mail, addressed to the other party at the addresses set forth in this Agreement, postage prepaid.

                        If the forgoing correctly sets forth our agreement, please sign and return to us the copy of this letter enclosed for the purpose, at which time this letter shall become a binding agreement between us.

                                Sincerely yours,

                                ______/S/_______
                                Weaver H. Gaines
                                Chairman and Chief Executive Officer

Q-Med AB


By:
   Per-Olof Wallstrom
   Managing Director


Attachment